Exhibit 99.1

INVESTOR CONTACT: Christopher W. Wolf Chief Financial Officer (727) 579-5218

Joanne Freiberger Vice President, Finance (727) 579-5116

MEDIA CONTACT:
Susan Gear Executive Director, Marketing (727) 579-5452

CATALINA MARKETING INCREASES STOCK REPURCHASE AUTHORIZATION TO $100
MILLION AND DECLARES FIRST CASH DIVIDEND

ST. PETERSBURG, FL, September 1, 2004 — Catalina Marketing Corporation (NYSE: POS) announced that its board of directors has authorized $100 million of funds to be available for the repurchase of the company’s common stock. This authorization replaces the $44 million unused portion of the $100 million repurchase program authorized by the board in July 2002. The company last purchased shares in June 2003 and had not repurchased any shares during the current fiscal year as it was precluded from doing so under its previous bank credit facility. The credit facility was replaced on August 27, 2004 and the company is no longer under restrictions regarding the repurchase of its common stock.

In addition, the company announced that its board of directors has declared an annual cash dividend to shareholders of $0.30 per share. This is the first time in the company’s history that it will be paying a cash dividend. The dividend will be paid on October 1, 2004 to shareholders of record as of September 15, 2004.

Frederick W. Beinecke, Catalina’s chairman of the board of directors and chairman of the company’s finance committee, commented, “The board of directors’ decision to declare a cash dividend and increase the level of authority under the share repurchase program reflects our level of confidence in Catalina’s consistent ability to generate significant cash flows and achieve ongoing strong financial performance. The dividend and share repurchase authority are consistent with the company’s strategy to focus on, and enhance, the company’s long-term value for its shareholders. We are confident that the company will continue to have sufficient resources to actively invest in strategic initiatives to drive future growth.”

Based in St. Petersburg, FL, Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client relationships, the timing of the completion of the company’s future SEC filings, the outcome and impact of an ongoing SEC investigation into certain of the company’s prior fiscal years, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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